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                                                                    EXHIBIT 2(b)

                               ESCROW AGREEMENT

     This ESCROW AGREEMENT (this "Agreement") dated as of ____________, 2000, is entered into by and among SUMMIT BANCORP., a New Jersey banking corporation ("Summit"), with an address at 301 Carnegie Center, Princeton, New Jersey 08543, each of the individuals listed the signature page of the Reorganization Agreement (as defined below) (individually, a "Principal Shareholder;" collectively, "Principal Shareholders") and MANCHESTER TRUST BANK, a New Jersey banking corporation having an office at 2002 Route 70, Lakehurst, New Jersey 08733 ("Escrow Agent").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Summit, the Principal Shareholders and MSFG, Inc. ("MSFG") have executed and delivered that certain Agreement and Plan of Reorganization, dated as of December 31, 1999 (the "Reorganization Agreement"), providing, among other things, for the merger of a wholly-owned subsidiary of Summit with and into MSFG, pursuant to which MSFG will become a wholly-owned subsidiary of Summit, upon the terms and conditions set forth in the Reorganization Agreement; and

     WHEREAS, the Reorganization Agreement provides for certain of the shares of Summit Stock (as defined in the Reorganization Agreement) received by the Principal Shareholders in the Reorganization (as defined in the Reorganization Agreement) to be deposited into escrow and administered pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, Summit, the Principal Shareholders and the Escrow Agent hereby agree as follows:

1.   Certain Defined Terms.
     ---------------------

     (a) Capitalized terms in this Agreement, unless specifically defined herein, shall have the same meanings herein as ascribed to them in the Reorganization Agreement.

     (b)  For purposes of this Agreement:

             (i) "Cash Consideration" means any one or more of the following, individually or collectively: (i) cash; (ii) Cash Equivalents (as defined at Section 4(f) below); and (iii) following any exercise of the Substitution Right (as defined at Section 4(d) below) or the Sale Right (as defined at Section 4(e) below), the cash proceeds of a redemption of money market mutual fund shares purchased pursuant to Section 4(k).

             (ii) "Deposited Shares" means the shares of Summit Stock delivered to the Escrow Agent at the Closing in accordance with the Reorganization Agreement.
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             (iii)  "Escrow Shares" means the Deposited Shares and any stock received by the Escrow Agent on account of the Deposited Shares by reason of stock dividends, stock splits, reverse stock splits or recapitalizations.

             (iv) "Escrow Fund" shall mean the Escrow Shares, any cash or other property other than stock received by the Escrow Agent on account of the Escrow Shares by reason of stock dividends, stock splits, reverse stock splits or recapitalizations, any cash proceeds received by the Escrow Agent from a sale of some or all of the Escrow Shares, any cash delivered to the Escrow Agent pursuant to and in accordance with Section 4(a) hereof, any Cash Consideration delivered to or received by the Escrow Agent pursuant to and in accordance with
Section 4(d), 4(e) and 4(k) and any cash representing insurance proceeds or as a result of any tax or other cash benefit paid to the Escrow Agent by Summit pursuant to Section 5.09(c) of the Reorganization Agreement.

             (v) "Percentage Interest" shall mean with respect to an individual Principal Shareholder the percentage obtained by dividing (A) by (B), where (A) is the number of shares of Summit Stock registered in the particular Principal Shareholder's name delivered to the Escrow Agent at Closing, and (B) is the number of Deposited Shares.

2.   Appointment of Escrow Agent; Escrow Account.  Summit and the Principal
     -------------------------------------------
Shareholders hereby appoint and designate Manchester Trust Bank as the Escrow Agent, and the Escrow Agent accepts such appointment and designation upon the terms and conditions and for the purposes set forth in this Agreement. The Escrow Agent shall hold the Escrow Fund and all stock powers duly signed in blank by a Principal Shareholder delivered to the Escrow Agent at Closing or pursuant to this Agreement in escrow pursuant to this Agreement in an account titled the "MSFG Escrow Account" (the "Escrow Account").

3.   Distributions from the Escrow Fund.
     ----------------------------------

     (a)  To exercise the rights of one or more Summit Indemnitees under Section
5.09 of the Reorganization Agreement (the "Indemnification Rights"):

             (i) Summit shall notify the Principal Shareholders and the Escrow Agent that it intends to exercise the indemnification right provided for by the Reorganization Agreement ("Indemnification Notice") and shall specify in the Indemnification Notice its reasonable estimate of the amount sought (such amount, as it may be revised from time to time, being referred to herein as the "Claim Amount") and the nature of and basis for the claim, damage, liability or expense ("Claim") giving rise to the exercise of the Indemnification Right;

             (ii) In the event the Principal Shareholders do not pay the Claim Amount to Summit in accordance with Section 3(d) below within 15 days of receipt of the Indemnification Notice (a "Refusal"), Summit shall notify the Principal Shareholders and the Escrow Agent of its selection of an arbitrator, giving name and address and telephone number where the arbitrator can be reached during normal business hours (the "Arbitrator Notice");

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             (iii)  Within 30 days of receipt of the Arbitrator Notice, the
Principal Shareholders shall notify Summit and the Escrow Agent of their selection of an arbitrator, giving name and address and telephone where the arbitrator can be reached during normal business hours (the "Second Arbitrator Notice");

             (iv) The arbitrators so designated shall meet within 10 days after Summit's receipt of the Second Arbitrator Notice and shall designate a third arbitrator who shall serve as chairman of the board of arbitrators. If for any reason the two selected arbitrators fail to agree upon such third arbitrator, either Summit or the Principal Shareholders may request such appointment by the American Arbitration Association (or any successor organization);

             (v) Arbitration shall be conducted in Princeton, New Jersey, or at another location mutually agreed to by all three arbitrators. All arbitration shall be governed (except as expressly modified herein) in accordance with the Rules of the American Arbitration Association (or any successor organization) pertaining to commercial arbitration before three arbitrators. After such hearings as the arbitrators determine to be useful in their consideration of the dispute, the arbitrators shall resolve the dispute and make such award as the arbitrators shall determine. The decision of the arbitrators shall be binding on all parties and may be entered as a judgment in any court having jurisdiction; and

             (vi) Summit and the Principal Shareholders shall pay the fees and expenses of the arbitrator appointed by or on behalf of it or them, as the case may be, and Summit and the Principal Shareholders shall each (the Principal Shareholders being considered a single entity for all purposes of this Agreement) pay one-half of the fees and expenses of the third arbitrator, unless
(A) the board of arbitration in the certified final award in arbitration that it shall issue ("Certified Arbitration Award") shall find that either the exercise of the Indemnification Right by Summit or the Refusal by the Principal Shareholders to have been frivolous or without merit, in which case the party found to have acted frivolously or without merit shall be responsible for all fees and expenses of all arbitrators, or (B) the board of arbitration shall find otherwise in its Certified Arbitration Award, in which case the fees and expenses of the arbitrators shall be the responsibility of the parties as specified in the Certified Arbitration Award.

     (b) Promptly upon receipt of a Certified Arbitration Award providing for an award to a Summit Indemnitee, the Escrow Agent shall:

             (i) disburse to Summit out of the Escrow Fund Cash Consideration in an amount equal to the award specified in the Certified Arbitration Award (the "Award Amount"); or

             (ii) if there shall be insufficient Cash Consideration in the Escrow Fund to pay an amount equal to the Award Amount, the Escrow Agent shall sell Escrow Shares in sufficient number to produce, after all costs and expenses of sale are deducted, sale proceeds which together with any other cash in the Escrow Fund are at least equal to the Award Amount (an "Award Sale") and shall disburse to Summit out of the Escrow Fund Cash Consideration equal to the Award Amount.

     (c) Promptly upon a failure of the Principal Shareholders to provide the Second Arbitrator Notice to both Summit and the Escrow Agent within the 30-day period provided for such notice in Section 3(a)(iii) above, the Escrow Agent shall:

             (i) disburse to Summit out of the Escrow Fund Cash Consideration in an amount equal to the Claim Amount; or

             (ii) if there shall be insufficient Cash Consideration in the Escrow Fund to pay an amount equal to the Claim Amount, the Escrow Agent shall sell Escrow Shares in sufficient number to produce, after all costs and expenses of sale are deducted, sale proceeds which together with any other Cash Consideration in the Escrow Fund are at least equal to the Claim Amount (a "Claim Sale") and shall disburse to Summit out of the Escrow Fund Cash Consideration equal to the Claim Amount.

     (d) The Principal Shareholders may pay the Claim Amount, as such action is contemplated by Section 3(a)(ii) above, either by delivering a certified or bank cashier's check, money order or wire transfer to Summit in an amount equal to the Claim Amount within the 15 days provided for such prepayment by said Section 3(a)(ii) or by delivering written instructions within such 15 day period to the Escrow Agent, with a copy simultaneously transmitted to Summit, directing the Escrow Agent to satisfy the relevant Claim from the Escrow Fund ("Payment Instructions") by (i) delivering to Summit Cash Consideration from the Escrow Fund in an amount equal to the Claim Amount, (ii) by delivering to Summit a number of whole Escrow Shares which have a Fair Market Value (as defined below) as of the date of delivery as nearly equal to, but not less than, the Claim Amount, or (iii) delivering to Summit Cash Consideration in such amount and whole Escrow Shares having such Fair Market Value that when combined such amount and such Fair Market Value equal the relevant Claim Amount, subject in all cases to the following conditions:

             (1) In the event Payment Instructions shall instruct the Escrow Agent pursuant to clause (i) of this Section 3(d) to deliver to Summit Cash Consideration equal to the Claim Amount and if there is insufficient Cash Consideration in the Escrow Fund to satisfy the Claim, the Escrow Agent shall sell as soon as practicable after receipt of the Payment Instructions a sufficient number of Escrow Shares to produce, after all costs and expenses of sale are deducted, sale proceeds which together with any other Cash Consideration in the Escrow Fund are at least equal to the Claim Amount and shall pay Cash Consideration equal to the Claim Amount to Summit.

             (2) In the event Payment Instructions shall instruct the Escrow Agent pursuant to clause (iii) of this Section 3(d) to deliver to Summit Cash Consideration and whole Escrow Shares equal to the Claim Amount but there is insufficient Cash Consideration in the Escrow Fund to carry out the Payment Instructions, the Escrow Agent shall deliver to Summit a number of whole Escrow Shares which have a Fair Market Value as of the date of delivery as nearly as equal as possible to, but not less than, the Claim Amount.

             (3) Upon its receipt of Payment Instructions, the Escrow Agent shall pay to Summit as soon as practicable thereafter, subject to and in accordance with this Section 3(d), such Cash Consideration, if any, and such whole Escrow Shares, if any, as directed in the Payment Instructions.

     (e) In lieu of the disbursement of Escrow Shares to Summit from the Escrow Fund pursuant to this Section 3, a Principal Shareholder may pay the Claim Amount at any time prior to the disbursement of such Escrow Shares by delivering a certified or bank cashier's check, money order or wire transfer to Summit in an amount equal to the Claim Amount. In the event of such payment by a Principal Shareholder pursuant to this Section 3(e), the Escrow Agent shall release to such Principal Shareholder such number of Escrow Shares which have a Fair Market Value as of the date of such payment as nearly as equal to, but not more than, the Claim Amount. Such release shall be credited solely against such Principal Shareholder's Subaccount (as defined in Section 4(g) below).

     (f) "Fair Market Value" as of a particular date of delivery or other date of determination thereof, for purposes of this Agreement, means the product obtained by multiplying (Y) times (Z), where (Y) is the number of whole Escrow Shares with respect to which the Fair Market Value determination is being made, and (Z) is the closing sale price of a share of Summit Common Stock (as defined in the Reorganization Agreement) as reported on the New York Stock Exchange Composite Transactions List (the "NYSE List") on the last day immediately preceding the date of delivery that a share of Summit Common Stock is reported on the NYSE List as having been traded.

4.   Certain Additional Rights and Duties.
     ------------------------------------

     (a) During such period as the Principal Shareholders shall not have yet exercised their Substitution Right or Sale Right, the Principal Shareholders may collectively maintain cash in the Escrow Fund in an amount not to exceed $100 by delivering to the Escrow Agent from time to time and at any time a certified or bank cashier's check, money order or wire transfer (a "Cash Contribution"), and the Escrow Agent shall credit each Subaccount (as defined in Section 4(g) below) in accordance with any directions received with the Cash Contribution or, if no directions are received, pursuant to the Principal Shareholders' respective Percentage Interests; provided, however, that the Escrow Agent shall reject and
                      --------  -------
return to the Principal Shareholders in full any Cash Contribution which would cause the amount of cash in the Escrow Fund to exceed $100 and any Cash Contribution received when the amount of cash in the Escrow Fund already equals or exceeds $100.

     (b) Each Principal Shareholder shall be entitled to vote and to receive direct payment of cash dividends from Summit's dividend disbursing agent for Escrow Shares held by the Escrow Agent in certificated form and registered in the name of such Principal Shareholder in accordance with the procedures in effect for Summit's regular shareholders of record. The Principal Shareholders shall not be entitled to vote or to receive direct payments of cash dividends with respect to Escrow Shares held by the Escrow Agent in nominee name should such occur pursuant to the terms of this Section 4(b). The Escrow Agent shall hold the Escrow Shares in certificated, registered form until such time as a sale of some or all of the Escrow Shares is required pursuant to this Agreement whereupon following such sale the Escrow Agent shall hold all Escrow Shares remaining after such sale in its own name or the name of a nominee and thereafter cash dividends received by the Escrow Agent on account of the Escrow Shares shall be forwarded by the Escrow Agent to the Principal Shareholders as soon as practicable following such receipt, with the amount of such dividend paid to each Principal Shareholder to be based on the number of Escrow Shares held in the Subaccount of such

Principal Shareholder, minus the Principal Shareholder's allocable portion of any fees or charges imposed or expenses incurred by the Escrow Agent in connection with the dividend distribution contemplated hereby; provided,
                                                               --------
however, that the Escrow Agent shall cause the Escrow Shares remaining in the
-------
Escrow Account after the relevant sale to be reissued in certificated form and registered appropriately in the name of particular Principal Shareholders if all (but not less than all) Principal Shareholders deliver to the Escrow Agent replacement stock powers duly signed in blank as follows: (i) prior to any Award Sale occurring pursuant to Section 3(b) hereof or any Claim Sale occurring pursuant to Section 3(c) hereof, or (ii) simultaneously with the delivery to the Escrow Agent of Payment Instructions pursuant to Section 3(d) hereof pursuant to which a sale of Escrow Shares must occur.

     (c)  In the event the Escrow Agent becomes required under any provision in
Section 3 to satisfy an obligation thereunder by delivering whole Escrow Shares to Summit (a "Section 3 Obligation"):

             (1) the Escrow Agent shall deliver to Summit's General Counsel at the address listed in Section 8 the certificates representing each Principal Shareholder's Escrow Shares with instructions indicating the number of whole shares from each certificate intended to satisfy the particular Section 3 Obligation and, upon receipt of such, Summit shall cause new certificates for the appropriate number of shares of Summit Common Stock remaining in the Escrow Account, if any, as indicated in the Escrow Agent's instructions to be issued in the name of particular Principal Shareholders and shall send such new certificates to the Escrow Agent; and

             (2) Each Principal Shareholder hereby directs First Chicago Trust Company of New York (or any successor transfer agent or co-transfer agent of Summit) ("Transfer Agent") to accept such certificates for Summit Common Stock delivered to it in accordance with this Section 4(c) for transfer without an endorsement thereto or signed stock powers covering such certificates without liability of any nature whatsoever to the Principal Shareholders or anyone claiming through a Principal Shareholder and each Principal Shareholder hereby irrevocably waives any right he may have for the Transfer Agent to require an endorsement on such certificates or signed stock powers covering such certificates and each Principal Shareholder hereby indemnifies and holds harmless Summit, Summit Bank and the Transfer Agent for any claims, losses, costs, damages or expenses incurred in acting in accordance with the directions contained in this Section 4(c)(2).

     (d) On any day other than a Saturday or Sunday or a day designated as a banking holiday under New Jersey law (a "Business Day"), the Principal Shareholders may collectively (but not individually) substitute cash or Cash Equivalents for all Escrow Shares by delivering (i) notice to the Escrow Agent that they are exercising the right provided for in this Section 4(d) ("Substitution Right"), and (ii) either (Y) cash in an amount equal to the product obtained by multiplying the number of Deposited Shares by $29.7563 (the "Cash Substitution Amount"), or (Z) Cash Equivalents having a face value equal to the Cash Substitution Amount. As soon as practicable after a delivery of cash, or after a delivery of Cash Equivalents and after all operational considerations required in the opinion of the Escrow Agent to take effective possession of the Cash Equivalents have been satisfied in the judgement of the Escrow Agent, the Escrow Agent shall deliver the Escrow Shares to the Principal Shareholders as indicated by the Subaccounts.

     (e) On any Business Day following the date which is the first anniversary of this Agreement, the Principal Shareholders may collectively (but not individually) cause the Escrow Agent to sell all Escrow Shares for the account of the Escrow Fund by delivering notice to the Escrow Agent that they therewith are exercising the right provided for in this Section 4(e), and the Escrow Agent shall so sell the Escrow Shares but if and only if (i) in the opinion of the Escrow Agent the cash proceeds of such a sale (after satisfaction of all fees, charges, commissions and other expenses associated with the sale and satisfaction of any other fees, reimbursements and indemnification that may be due from the Principal Shareholders) together with any other cash that may be in the Escrow Account will equal or exceed the Cash Substitution Amount, and (ii) the sale occurs in compliance with all applicable securities laws ("Sale Right"). The Escrow Agent shall hold an amount equal to the Cash Substitution Amount from the proceeds of such sale in the Escrow Account and shall distribute any proceeds in excess of such amount to the Principal Shareholders in accordance with their respective entitlements as reflected in the Subaccounts.

     (f) "Cash Equivalents" means U.S. Treasury Securities maturing 9 months or less from the date the face amount thereof is to be determined for purposes of this Agreement. The Escrow Agent shall be the record owner of all Cash Equivalents held by it under Section 4(d) and shall, and shall have the exclusive right to, collect and hold all interest and redemption payments made with respect to Cash Equivalents for which it is the record owner.

     (g) The Escrow Agent shall maintain one subaccount for the Escrow Account for each Principal Shareholder (the "Subaccounts"). In each Subaccount, the Escrow Agent shall provide an accounting for all transactions occurring pursuant to this Agreement involving the Deposited Shares and other assets in the Escrow Fund following the Closing Date.

     (h) The Escrow Agent shall cause sales of Escrow Shares and disbursements from the Escrow Fund where required or directed pursuant to this Agreement to be made from each Subaccount as closely as practicable according to the respective entitlements as reflected in the Subaccounts of the Principal Shareholders unless with respect to individual Payment Instructions the Principal Shareholders shall indicate a different percentage or allocation in such instructions; provided, however, that only sales of whole shares shall occur
              --------  -------
from the Subaccounts.

     (i) The Escrow Agent shall disburse the entire remaining Escrow Fund, if any, as soon as practicable after the later of (i) February __, 2003, or (ii) if prior to February __, 2003, Summit shall have given an Indemnification Notice with respect to a Claim which has not been satisfied in accordance with the terms of this Agreement and which has not been the subject of a Certified Arbitration Award denying the Claim in whole, then the date all such Claims shall have been finally resolved. At such time, the Escrow Agent shall disburse the Escrow Fund to the Principal Shareholders in accordance with their respective entitlements as reflected in the Subaccounts.

     (j) No notice or other communication from the Principal Shareholders required or permitted pursuant to this Agreement shall be valid for any purpose under this Agreement and may not be relied on by the Escrow Agent unless signed by all Principal Shareholders or by Sellers Representatives (as defined in the Reorganization Agreement).

     (k) During such period as the Principal Shareholders shall not have yet exercised their Substitution Right or Sale Right, the Escrow Agent shall have no obligation to invest any cash in the Escrow Account. After such time as the Principal Shareholders may have exercised either the Substitution Right or the Sale Right, the Principal Shareholders may from time to time instruct the Escrow Agent to invest such cash as may be in the Escrow Account in "Permitted Investments" in such amounts and in such proportions as they shall determine and the Escrow Agent shall to the extent practicable and reasonable act upon the instructions of the Principal Shareholders as their agent in purchasing the "Permitted Investments" directed by them. "Permitted Investments" means money market mutual funds registered with the U.S. Securities and Exchange Commission and Cash Equivalents. After such time as the Principal Shareholders may have exercised either the Substitution Right or the Sale Right, the Principal Shareholders may request no more frequently than once every 90 days, provided on the date of the request the value of Cash Consideration in the Escrow Account exceeds an amount equal to the Cash Substitution Amount, that the Escrow Agent distribute to the Principal Shareholders in accordance with their respective entitlements as reflected in the Subaccounts any cash in the Escrow Account up to the amount of such excess and provided further that all fees, charges, commissions, expenses, reimbursements and indemnification due to the Escrow Agent from the Principal Shareholders have been paid.

5.   Limitation of Escrow Agent's Liability; Indemnification.
     -------------------------------------------------------

     (a) The Escrow Agent assumes no responsibility other than to perform this Agreement in accordance with its terms. The Escrow Agent shall not be liable to any party for any error in judgment or for any act or omission by the Escrow Agent done in good faith.

     (b) The Escrow Agent may rely upon any instrument or writing reasonably believed by it to be genuine and sufficient and properly presented, and shall not be liable for any action taken or omitted in good faith in accordance with the provisions of any such instrument or writing except for its gross negligence or willful misconduct.

     (c) In case the Escrow Fund shall be attached, garnished or levied upon or under any order of court, or the delivery of any portion of the Escrow Fund shall be stayed or enjoined by any order of court, or any other order, judgment or decree shall be made or entered by any court affecting the Escrow Fund or any act of the Escrow Agent, then the Escrow Agent is expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and the Escrow Agent shall not be liable to any other party hereto for its compliance with any such writ, order, judgment or decree notwithstanding the fact that the same is subsequently reversed, modified, annulled, set aside or vacated.

     (d) Summit and the Principal Shareholders hereby agree, jointly and severally, to indemnify and hold harmless the Escrow Agent from and against any and all expenses, losses, claims, damages or liabilities to which the Escrow Agent may become subject insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any act taken or omitted to be taken by the Escrow Agent pursuant to this Agreement or pursuant to written notices or other communications provided for by this Agreement given in accordance with this

Agreement, except if such expenses, losses, claims, damages or liabilities result from the gross negligence or willful misconduct of the Escrow Agent.

     (e) In the event of any dispute or question arising hereunder, the Escrow Agent shall not be liable to any party if it acts, or takes no action, in accordance with the opinion of its independent legal counsel, and during the pendency of any such dispute or question, the Escrow Agent shall be entitled to continue in such action or inaction:

             (i) Until all rights of adverse claimants have been finally adjudicated by a court having jurisdiction over the parties and the matters affected thereby, and there shall have been delivered to the parties hereto a certified copy of a final order of such court together with the written opinion of independent legal counsel to the Escrow Agent stating that no appeal may lawfully be taken from said order or that the time to appeal said order has passed and no appeal has been taken, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

             (ii) Until all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof and shall have been directed in writing jointly by Summit and the Principal Shareholders, at which time the Escrow Agent shall be protected in acting in compliance therewith.

     (f) The parties agree that the Escrow Agent may seek adjudication of any adverse claim in either the Superior Court of the State of New Jersey or the Federal District Court for the District of New Jersey and agree to the jurisdiction of either of said courts over their persons as well as the Escrow Fund, waive personal service of any process, and agree that service of process by certified or registered mail, return receipt requested, to the address of each party provided for notices under this Agreement shall constitute adequate service.

     (g) The Escrow Agent may employ independent accountants and attorneys as reasonably necessary to advise it as to matters related to its duties, responsibilities and obligations hereunder and the reasonable fees and expenses of such independent accountants and attorneys shall be included within the indemnifiable expenses of the Escrow Agent pursuant to Section 5(d).

     (h) The Escrow Agent agrees that all information regarding this transaction shall be kept confidential by the Escrow Agent and no such information will be released outside the corporate trust division of the Escrow Agent or used by the Escrow Agent for any purpose other than fulfilling its obligations under this Agreement.

6.   Fees.
     ----

     (a) The annual maintenance fee of the Escrow Agent, any expenses incurred by the Escrow Agent in performing its obligations under Section 4(c), all reasonable fees and charges of independent accountants and attorneys incurred by the Escrow Agent pursuant to Section 5(g) and all costs and expenses of furnishing the Escrow Agent with the indemnification provided for in Section 5(d) shall be shared equally by Summit on one hand (i.e., fifty percent (50%) of such amounts), and the Principal Shareholders as a group on the other hand (i.e., fifty percent (50%) of such amounts). All fees and charges imposed or expenses incurred by the Escrow Agent in performing its obligations under Sections 3(b), 3(c), 3(d), 4(a), 4(b), 4(d), 4(e) and 4(k) of this Agreement, in addition to the fees, charges, and expenses expressly provided for therein, shall be the exclusive responsibility of the Principal Shareholders.

     (b) Summit and the Principal Shareholders shall pay to the Escrow Agent all amounts that the Escrow Agent is entitled to receive from them pursuant to their respective obligations under Section 6(a) within a reasonable period following the receipt of a written invoice for same from the Escrow Agent which itemizes in reasonable detail the fees, charges and expenses for which payment is sought. The Escrow Agent shall have a lien on the Escrow Fund in the amount of any fees, charges or expenses owed by the Principal Shareholders pursuant to this Section 6 but not paid by the Principal Shareholders within 30 days of receipt of the invoice for same and shall have the right, notwithstanding any other provision of this Agreement, (i) to retain possession of a portion of the Escrow Fund sufficient in value in the reasonable judgment of the Escrow Agent to satisfy any such lien, (ii) to debit the Subaccounts (based on the Percentage Interests) and credit its own account in satisfaction of some or all of the payment obligation giving rise to any such lien, up to the amount of any cash in the Escrow Fund, (iii) to sell a sufficient number of Escrow Shares to produce, after all costs and expenses of sale are deducted, sale proceeds at least equal to the payment obligation giving rise to any such lien and to pay to its own account the amount which satisfies such lien in full. Summit and the Principal Shareholders shall have the right to pursue any legal remedy available to it or them at law, equity, contract or otherwise to recover from the other any fees, costs or expenses paid by it or them to the Escrow Agent hereunder in excess of any allocable portion provided for herein.

7.   Amendment or Waiver.  This Agreement may not be amended except by an
     -------------------
instrument in writing signed on behalf of Summit, the Escrow Agent and each Principal Shareholder (or the respective survivor) or one or both of the Sellers Representatives and no term hereof may be waived, except by an instrument in writing signed on behalf of the party or parties waiving compliance or such party's or parties' authorized representative. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any breach of any term of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach or a waiver of any breach of any other term of this Agreement.

8.   Notices.  Each notice, request, demand and other communication required or
     -------
permitted hereunder shall not satisfy the requirements of the section of this Agreement requiring or permitting such notice, request, demand or other communication unless the notice, request, demand or other communication is in writing. Such notices and other communications hereunder shall be given to the parties at their respective addresses set forth below and shall be sent by (i) hand delivery, (ii) certified mail, return receipt requested, postage prepaid,
(iii) a recognized overnight delivery service, or (iv) telecopy provided written confirmation of receipt of the telecopy is received from the recipient (by telecopy or as otherwise permitted herein) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice). Notices sent by hand delivery shall be deemed received when delivered to the address and person set forth below; notices sent by certified mail shall be deemed received when accepted; notices sent by overnight delivery service

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

shall be deemed received when delivered and notices sent by telecopy shall be deemed received upon receipt of the confirmation as required by this Section 8:


If to Summit, to:                  Richard F. Ober, Jr.
                                   Executive Vice President and General Counsel
                                   Summit Bancorp.
                                   301 Carnegie Center - P.O. Box 2066
                                   Princeton, New Jersey 08543-2066
                                   Telecopy: 609-987-3435

with a copy to:                    Summit Bank
                                   210 Main Street
                                   Hackensack, New Jersey 07602
                                   Telecopy: 201-489-6085

If to the Escrow Agent:            William F. Bedle, Chairman and CEO
                                   Manchester Trust Bank
                                   P.O. Box 443
                                   Lakehurst, New Jersey 08733
                                   Attention: Corporate Trust Department
                                   Telecopy: 732-657-2310

If to the Principal Shareholders:

                                   Thomas J. Sharkey, Sr.
                                   195 High Tor Drive
                                   Watchung, New Jersey 07060

                                   Thomas J. Sharkey, Jr.
                                   #1 Starlite Drive
                                   Clark, New Jersey 07066

with a copy to:
                                   Paul R. Williams, Jr.
                                   Garrubbo, Romankow & Rinaldo
                                   53 Cardinal Drive
                                   Westfield, New Jersey 07090


                                   Kenneth F. Kunzman
                                   Connell, Foley & Geiser, LLP
                                   85 Livingston Avenue
                                   Roseland, New Jersey 07068

                                   John A. Aiello
                                   Giordano, Halleran & Ciesla, P.C.
                                   125 Half Mile Road
                                   P.O. Box 190
                                   Middleton, New Jersey 07748


9.   Miscellaneous.  This Agreement (a) constitutes the entire agreement and
     -------------
supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(b) shall not confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by operation of law or otherwise, and (d) shall be governed in all respects, including validity, interpretation and effect, by the law of the state of New Jersey (regardless of the law which may be applicable under principles of conflicts of law). This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns, heirs at law, next of kin, distributees, executors, administrators, legatees and other legal representatives. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    [Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Escrow Agreement to be signed by their respective officers thereunto duly authorized as of the date specified on the first page hereof.

SUMMIT BANCORP.                     PRINCIPAL SHAREHOLDERS

                                    _______________________________
By: ___________________________     Thomas J. Sharkey, Jr.
    Name:______________________
    Title:_____________________     _______________________________
                                    William Dittman

MANCHESTER TRUST BANK               _______________________________
                                    James Manhardt
By: __________________________
    Name:_____________________      _______________________________
    Title:____________________      Edward D. Sharkey



                                    BLOODY FORELAND, L.P.


                                    By:____________________________
                                       Thomas J. Sharkey, Sr.,
                                       its General Partner


                                    _______________________________
                                    Ann McCormick

                                    _______________________________
                                    Ellen Del Mauro

                                    _______________________________
                                    Brian Leddy

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